Exhibit 99.2

News Release For further information, please contact:
5790 Widewaters Parkway, DeWitt, N.Y. 13214	Scott A. Kingsley, EVP & Chief Financial Officer Office: (315) 445-3121

Community Bank System, Inc.
Announces Results of Allocation and Proration of
Oneida Financial Corp. Merger Consideration

SYRACUSE, N.Y. — December 9, 2015 — Community Bank System, Inc. (“Community Bank System”) (NYSE: CBU) announced today that American Stock Transfer & Trust Company, LLC, the Exchange Agent of the merger with Oneida Financial Corp. (“Oneida Financial”), has completed the process of determining the allocation and proration of the merger consideration in accordance with the Agreement and Plan of Merger (“Merger Agreement”).

Under the terms of the Merger Agreement, Oneida Financial stockholders were entitled to elect the form of merger consideration to be received in the transaction.  Each stockholder who submitted a completed Letter of Election and Transmittal prior to the election deadline of November 25, 2015 had the ability to elect to receive, for each share of Oneida Financial common stock, (a) cash at the rate of $20.00 per share, (b) 0.5635 shares of Community Bank System common stock, or (c) a combination of 60% Community Bank System common stock and 40% cash, using the same 0.5635 exchange ratio and $20.00 per share cash price.  However, all elections were subject to the allocation procedures to ensure that 60% of the aggregate merger consideration was in the form of shares of Community Bank System common stock and 40% was in the form of cash as set forth in the Merger Agreement.

Most of the Oneida Financial stockholders who submitted election forms by the election deadline made the “all-stock” election to receive their merger consideration solely in the form of shares of Community Bank System common stock.  As a result of the elections of Oneida Financial stockholders, and in accordance with the allocation and proration mechanisms of the Merger Agreement, the merger consideration has been allocated as follows:

●
Those stockholders who elected to receive only Community Bank System common stock in the merger will receive, for each share of Oneida Financial common stock they own, 72.03061% of their merger consideration in shares of Community Bank System common stock (at an exchange ratio of 0.5635 per share and rounded to the nearest whole share) and the balance in cash at a rate of $20.00 for each whole share of Oneida Financial common stock;

●	Those stockholders who elected to receive all cash in the merger will receive $20.00 in cash for each share of Oneida Financial common stock they own;

●
Those stockholders who elected to receive 60% in Community Bank System common stock and 40% in cash will receive 60% in stock and 40% in cash, using the same 0.5635 exchange ratio and $20.00 per share cash price; and

●
Those stockholders that did not select an election preference or submit a properly completed election form within the required timeframe will receive $20.00 for each of their shares of Oneida Financial.

No fractional shares of Community Bank System common stock were issued in the merger and any fractional share of Community Bank System common stock will be paid at the rate of $20.00 per share.

Stockholders of Oneida Financial who did not participate in the election process will receive a letter of transmittal during the week of December 14, 2015 from the Exchange Agent with instructions on how to tender their Oneida Financial stock in exchange for their cash payment.  For those Stockholders who participated in the election process, their consideration will be distributed by the Exchange Agent during the week of December 14, 2015.  Any questions should be directed to the Exchange Agent at:

American Stock Transfer & Trust Company, LLC
Operations Center
Attn:  Reorganizations Department
6201 15th Avenue
Brooklyn, NY 11219
Phone:  (718) 921-8317
Toll Free: (877) 248-6417

About Community Bank System, Inc.

Community Bank System, Inc. operates more than 200 customer facilities across Upstate New York and Northeastern Pennsylvania through its banking subsidiary, Community Bank, N.A. With assets of approximately $8.5 billion, the DeWitt, N.Y. headquartered company is among the country’s 150 largest financial institutions.  In addition to a full range of retail and business banking services, the Company offers comprehensive financial planning, insurance and wealth management services.  The Company’s Benefit Plans Administrative Services, Inc. subsidiary is a leading provider of employee benefits administration and trust services, actuarial and consulting services to customers on a national scale. Community Bank System, Inc. is listed on the New York Stock Exchange and the Company’s stock trades under the symbol CBU. For more information about Community Bank visit www.communitybankna.com or http://ir.communitybanksystem.com.

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This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  The following factors, among others, could cause the actual results of CBU’s operations to differ materially from CBU’s expectations: the successful integration of operations of its acquisitions; competition; changes in economic conditions, interest rates and financial markets; and changes in legislation or regulatory requirements.  These statements are based on the current beliefs and expectations of CBU’s management and CBU does not assume any duty to update forward-looking statements.